UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 8, 2016

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134-1376
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2016, the Board of Directors (the “Board”) of Brocade Communications Systems, Inc. (the “Company”) elected Kim C. Goodman, the former President of American Express Global Business Travel of American Express Company, as a director, effective immediately. Ms. Goodman will stand for re-election at the Company’s next annual meeting of stockholders, which is expected to be held in April 2016. Ms. Goodman has not yet been appointed to serve on any committee of the Board.
In connection with her appointment to the Board, Ms. Goodman is entitled to cash compensation in accordance with the Company’s director compensation policy, which provides for a base annual retainer of $40,000, an additional annual retainer based on her service on any Board committees, and $1,000 for each Board or Board committee meeting attended in person or by telephone in excess of certain amounts. Ms. Goodman is also entitled to equity compensation pursuant to the Company’s 2009 Director Plan, including an automatic grant of 4,215 restricted stock units on the date of her election. The restricted stock units will vest in full on the date of the Company’s next annual meeting of stockholders, provided she continues to serve as a director of the Company.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Ms. Goodman’s election to the Board, the Board amended Section 3.2 of the Company’s Bylaws to increase the authorized number of directors of the Company from nine to ten, effective on February 8, 2016.
A copy of the Company’s Amended and Restated Bylaws is attached hereto as Exhibit 3.1.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Bylaws of Brocade Communications Systems, Inc., effective as of February 8, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: February 9, 2016	By:	/s/ Ellen A. O’Donnell
Ellen A. O’Donnell
Senior Vice President, General Counsel and Corporate Secretary